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                                                                   Exhibit 10.3b
                  Amendment No. 1 to Interconnection Agreement

         THIS AMENDMENT NO. 1, dated as of May 6, 1999, to that certain Interconnection Agreement (the Agreement") by and between New York State Electric & Gas Corporation ("NYSEG"), a New York corporation with an office for the transaction of business at Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5225, and AES NY, L.L.C. (the "Buyer"), a Delaware limited liability company with a principal place of business located at 1001 North 19th Street, Arlington, Virginia 22209. NYSEG and Buyer shall each be considered a "Party" and, collectively, they shall be referred to as the "Parties."

                                   WITNESSETH:

         WHEREAS, NYSEG and Buyer entered into the Agreement, which is dated as of August 3, 1998; and

         WHEREAS, NYSEG and Buyer desire to amend the Agreement pursuant to
Section 25.2 of the Agreement.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    AGREEMENT

         1. Terms used in this Amendment with initial capitalization and not otherwise defined in this Amendment shall have the meanings specified or referred to in Article 1 of the Agreement or the Asset Purchase Agreement (the "APA") by and among NYSEG, NGE Generation, Inc., an affiliate of NYSEG, and the Buyer dated as of August 3, 1998.

         2. The fourth and fifth lines of the definition of "NYISO" in Section
1.20 of the Agreement are hereby revised to read as follows:

            FERC, as proposed by the NYPP member systems and conditionally authorized by FERC in Docket Nos. ER97-1523, ER97-470, and ER97-4234, and as modified from time to time.

         3. The first sentence of Section 2.1 of the Agreement is hereby revised to read as follows:

            Except as provided herein, this Agreement shall become effective as of the Effective Date, or such other effective date as the FERC may establish, and shall continue in full force and effect with respect to a Fossil Plant until that date which is fifty (50) years from the Closing Date, unless terminated on an earlier date (a)
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            by mutual agreement of NYSEG and Buyer, (b) by Buyer upon
            twenty-four (24) months written notice to NYSEG if Buyer decides to decommission, retire, or otherwise permanently cease to operate such Fossil Plant, or (c) in accordance with the terms of this Agreement; provided, however, that the provisions of Articles 3, 4, and 5 shall become effective upon the Closing Date. NYSEG and AES shall negotiate in good-faith for an interconnection agreement to be effective upon the expiration of this Agreement.

         4. Section 3.1.3 of the Agreement is hereby revised to read as follows:

            Except as provided in Section 4.2.1.5, the Buyer shall be responsible for making arrangements under the applicable tariffs for
            (a) transmission and ancillary services associated with the delivery of capacity and/or energy produced by the Fossil Plants, (b) obtaining capacity and/or energy to satisfy its station service, or other, requirements, and (c) transmission, losses, and ancillary services associated with the use of the Transmission System for the delivery of capacity and/or energy to the Fossil Plants. NYSEG shall reasonably cooperate with the Buyer's arrangement for such services.

         5. The last line of Section 3.1.5 of the Agreement is hereby revised to read as follows:

            energy, or ancillary services that NYSEG seeks from the Fossil
            Plants.

         6. The fourth line of Section 3.2.2 of the Agreement is hereby revised to read as follows:

            equipment, building facilities, software, documentation, structural components, and other

         7. Section 3.3.4.1 of the Agreement is hereby revised to read as follows:

            NYSEG may reasonably request, pursuant to Good Utility Practice, that the Buyer test, calibrate, verify, or validate the Fossil Plants, and the Buyer shall comply with such request within thirty
            (30) days after receiving such request. The Buyer shall be responsible for all costs of testing, calibrating, verifying or validating the Fossil Plants. The Buyer may reasonably request, pursuant to Good Utility Practice, that NYSEG test, calibrate, verify, or validate the NYSEG Interconnection Facilities, and NYSEG shall promptly comply with such request within thirty (30) days after receiving such request. NYSEG shall be responsible for all costs of testing, calibrating, verifying or validating the NYSEG Interconnection Facilities.


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         8.  The last sentence of Section 3.4.4 of the Agreement is hereby revised to read as follows:

             All such additions, modifications, or replacements shall comply with Good Utility Practice, must be accompanied by appropriate information and operating instructions, and shall be subject to the review and acceptance of NYSEG, which review shall be based on Good Utility Practice and which acceptance shall not be unreasonably withheld.

         9. The last line of Section 3.4.5 of the Agreement is hereby revised to read as follows:

             modification, or replacement to the Fossil Plants made pursuant to Sections 3.4.2, 3.4.3, or 3.4.4.

         10  The following sentences are hereby inserted at the end of Section
3.6.3 of the Agreement:

             NYSEG disclaims, and the Buyer releases NYSEG from, any liability to the Buyer or to the Buyer's parent, affiliates, successors, officers, directors, employees, or agents, in connection with, arising from, or related to (a) NYSEG's receipt of information in accordance with this Section 3.6.3, or (b) NYSEG's acts or omissions, negligent or otherwise, subsequent to receiving such information. For the first six (6) months commencing with the Effective Date, NYSEG will supply the Buyer verbally with information received in accordance with Section 3.6.3, but only for the purpose of data comparison and verification. Beyond such six-month period, NYSEG shall supply Buyer with such information upon Buyer's reasonable request, but only for the purpose of data comparison and verification.

         11. Section 3.7.1.2 of the Agreement is hereby revised to read as follows:

             Neither NYSEG nor the Buyer shall terminate any services set forth in Sections 3.8 and 3.9 below without the other Party's written consent, which shall not be unreasonably withheld, or without, in the case of the services set forth in Sections 3.9.4 and 3.9.6, at least one (1) month's prior written notification and, with respect to all other services set forth in Sections 3.8 and 3.9, at least twenty-four (24) months' prior written notification; provided, however, that if either Party no


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             longer needs or desires a particular service provided under Section
             3.8 or 3.9, that Party shall notify the other Party, and the providing Party shall terminate that service as soon thereafter as practicable; provided further, that if Buyer exercises its right to terminate this Agreement, for any Fossil Plant, in accordance with
             Section 2.1 (b) of this Agreement, then the Buyer shall, at its option, and as a condition to the effectiveness of such termination, either (a) on or before the effective date of the termination of this Agreement, and at the Buyer's expense, (i) relocate NYSEG's control equipment and related facilities located in the Fossil Plant to a new building to be located on a parcel to be provided by NYSEG (which building shall be constructed by the Buyer in accordance with NYSEG's reasonable specifications and shall become the property of NYSEG), (ii) provide and install all necessary equipment for services to such new building, including, but not limited to, heating, lighting and ventilation (which services shall be provided in accordance with NYSEG's reasonable specifications), and (iii) reimburse NYSEG for the cost of those modifications to NYSEG's system necessary to establish Secondary System service and control cabling between such new building and NYSEG's substation equipment; provided, however, that the Buyer's obligation to provide access to Secondary System service and to provide certain building services pursuant to Sections 3.9.1 and 3.9.2, respectively, of this Agreement or otherwise, shall cease upon AES's compliance with this Section 3.7.1.2.(a), or (b) following the termination of this Agreement, and up to what would have been the expiration date of this Agreement but for such termination, and at Buyer's expense, (iv) provide NYSEG with access to the NYSEG Excluded Assets located within the Fossil Plant equal to that access provided to NYSEG under this Agreement and the Easement Agreement applicable to that Fossil Plant, (v) provide the NYSEG Excluded Assets located within the Fossil Plant with building services to the same extent as provided pursuant to Section 3.9.2 of this Agreement, or any agreement between the parties implementing this Agreement, (vi) continue to provide NYSEG with access to Secondary System service to the same extent provided pursuant to Section 3.9.1 of this Agreement (or reimburse NYSEG for the reasonable costs of modifications to its system required to establish Secondary System service and control cabling between the Fossil Plant and NYSEG's substation equipment), (vii) maintain the physical and structural integrity of the Fossil Plant, (viii) maintain the Fossil Plant's physical, mechanical and electrical facilities in good repair, and (ix) provide appropriate security to prevent intrusion and vandalism to NYSEG Excluded Assets.

         12. Section 4.2.2 of the Agreement is hereby revised to read as follows:

             Unless otherwise agreed to by the Parties, the Buyer shall operate the Fossil Plants with automatic voltage regulation equipment in service at all times, unless such equipment requires repair, in which case the Buyer will take all immediate


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             steps to restore such equipment to service as soon as possible. The voltage regulation equipment will control voltage at the Points of Interconnection to the Desired Hold Voltage set forth in Schedule D of this Agreement, as may be amended by NYSEG, or the System Operator, from time to time; provided, however, that nothing in this Section 4.2.2 shall require the Buyer to operate a Fossil
             Plant in a manner that is materially different from the manner such Fossil Plant was operated by NYSEG prior to the Closing. NYSEG, or the System Operator, may require the Buyer, at no charge to NYSEG, to raise or lower the Desired Hold Voltage at any of the Buyer's Fossil Plants, consistent with the Range of Voltage set forth in Schedule D of this Agreement, which may result in providing reactive power to the Transmission System or absorbing reactive power from the Transmission system, provided that, in either case, the Fossil Plant is operating within its reactive generating capability and not violating any electric constraints.

         13. Section 4.2.2.1 of the Agreement is hereby revised to read as follows:

             If the Buyer fails to operate a Fossil Plant in accordance with
             Section 4.2.2, and to the extent the Fossil Plant is operating within its reactive generating capability and not violating any electric constraints, NYSEG will provide written notice to the Buyer of NYSEG's intent to remedy that failure. If the Buyer does not promptly commence appropriate action after receiving such notice, NYSEG may then take necessary action at the Buyer's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Fossil Plant. NYSEG shall take, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Fossil Plant.

         14. Section 4.2.2.3 of the Agreement is hereby revised to read as follows:
             In addition to voltage regulation, the Buyer shall adhere to the NYPP's or the NYISO's service restoration plan and black start criteria, as amended from time to time.

         15. Section 4.2.5 of the Agreement is hereby deleted in its entirety.

         16. The revised Schedule A to the Agreement, which is attached to this Amendment as Appendix A, is hereby substituted in its entirety for the form of Schedule A currently attached to the Agreement.

         17. The revised Schedule D to the Agreement, which is attached to this Amendment as Appendix B, is hereby substituted in its entirety for the form of Schedule C currently attached



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to the Agreement.

         18. The revised Schedule F to the Agreement, which is attached to this Amendment as Appendix C, is hereby substituted in its entirety for the form of Schedule F currently attached to the Agreement.

         19. This Amendment may be executed in two or more counterparts, all of which will be considered one and the same Amendment, and each of which shall be deemed an original.

         20. This Amendment and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction. When not in conflict with or preempted by Federal law, this Amendment will be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of law principles thereof.

         21. The Agreement, as modified by this Amendment, remains in full force and effect.

         22. NYSEG shall file this Amendment with the FERC as an amendment to the applicable Rate Schedules and Supplements in FERC Docket No. ER98-4406-000. The Buyer agrees to support such filing, to cooperate reasonably with NYSEG with respect to such filing, and to provide any information, including the filing of testimony, reasonably required by NYSEG to comply with applicable filing requirements. This Amendment is subject to any necessary regulatory acceptance or approval without any material modification or condition. If any regulatory agency having jurisdiction over this Amendment requires any modification to, or imposes any condition of acceptance or approval of, this Agreement, then NYSEG and the Buyer shall engage in good faith negotiations for a period of thirty
(30) days following the issuance of that acceptance or approval in order to agree to revisions to this Amendment to satisfy, or otherwise address, such modification or condition. If NYSEG and the Buyer fail to agree mutually to such changes, then NYSEG may make a unilateral filing to satisfy the modification or condition, which filing shall attempt to satisfy the intent of the Parties under this Agreement; provided, however, that the Buyer shall have the right to protest the manner in which NYSEG has attempted to satisfy such modification or condition.


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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Amendment as of the date first above written.

                                NEW YORK STATE ELECTRIC & GAS CORPORATION


                                ------------------------------------------
                                Daniel W. Farley
                                Vice President and Secretary


                                AES NY, L.L.C.


                                ------------------------------------------
                                Henry Aszklar
                                Vice President


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                                   APPENDIX A
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                                   APPENDIX B
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                                   APPENDIX C
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                                   APPENDIX D